UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 24, 2011

MACRSOLVE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	333-150332	73-1518725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 South Boulder Ave. Suite 700, Tulsa, Oklahoma 74119
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 280-8693

Copy of correspondence to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference Anslow LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, the MacroSolve, Inc. (the “Company”) received and filed into the books and records of the Company the Written Consent in Lieu of Meeting of a Majority of the Shareholders (the “Director Election”).  Pursuant to the Director Election, the shareholders of the majority of votes entitled to be cast of the Company reelected the following seven directors to the Company’s Board of Directors to serve as directors of the Company for a term of one year, until such time as their successors are duly elected and qualified:

James C. McGill;
Steve Signoff;
David L. Humphrey;
John Clerico;
Dale A. Schoenfeld;
Howard Janzen; and
David R. Lawson.

As a result of the Director Election and effective immediately, the Company’s former Director of the Board of Directors, Clint Parr, completed his last term as Director for the Company.  Prior to the Director Election, Mr. Parr voluntarily withdrew his candidacy for the new term as Director.  Mr. Parr will continue to hold the office of President of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2011, the Company filed an Amended Certificate of Incorporation (the “Amendment”) with the Oklahoma Secretary of State.  As a result of the Amendment, the Company increased its authorized common stock, par value $0.01 per share, to 500,000,000 shares from 200,000,000 shares.  The increase in authorized common stock was approved by the Company’s Board of Directors and a majority of the Company’s outstanding common stock entitled to vote.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

3.4	Amended Certificate of Incorporation

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MACROSOLVE, INC.

Date: October 28, 2011	By:	/s/ KENDALL CARPENTER
Kendall Carpenter
Chief Financial Officer